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                                                                   EXHIBIT 10.14

                                 July 26, 1999


Mr. Fred Couples
c/o Mr. O. Lynn Roach, Jr.
Players Group Inc.
1851 Alexander Bell Drive
Suite 410
Reston, Virginia  22091

               Re: Agreement between PartMiner, Inc. (the "Company") and Fred Couples

Dear Mr. Couples:

     This letter will confirm the agreement between us (the "Agreement") as to the following:

     (i) You will make yourself available for not less than three (3) days on mutually agreed dates designated by the Company that are reasonably convenient to you to promote the Company and its business (the "Appearances"). We agree that the location for all such Appearances shall be within the State of California. Each such Appearance shall be made between the hours of 9:00 a.m. and 7:00 p.m. and shall consist of at least eight (8) hours, unless otherwise agreed to by the parties. The first Appearance shall be at the Wescon Trade Show in San Jose, California on October 20, 1999. The Company will pay all of your reasonable travel and accommodation expenses incurred in connection with the Appearances; provided that, any such reimbursement in excess of $1,000.00 shall require the Company's prior written approval. The Company's obligation to reimburse you pursuant to this paragraph shall be subject to the presentation to the Company by you of an itemized account of such expenditures, together with supporting vouchers or receipts, in accordance with the Company's procedures in effect from time to time. The Company will advise you as to the proposed dates for the other two (2) Appearances as soon as possible.

     (ii) You hereby grant to the Company a worldwide, nonexclusive license to use your full and formal name, nicknames, biography, signatures, images, likenesses and any and all attributes of your personal personality and appearance ("Celebrity Content") on the Company web site located at www.partminer.com (the "Web Site") to promote the Company and its business. This
-----------------
promotion shall be in the form of a contest in which customers of the Company may win a chance to play golf with you, the time and place for such golf outing to be mutually agreed upon between us. Upon execution of this Agreement, we shall mutually agree upon a schedule for delivering the Celebrity Content (as defined above) to the Company, which Celebrity Content will be subject to the prior review of Mr. O. Lynn Roach, Jr. or any other authorized designee of the Players Group Inc. The Company will make any reasonable changes to the Celebrity Content requested by O. Lynn Roach, Jr. for the correct representation of your personal and biographical information, and to ensure your comments in speaking in support of the Company are consistent.

     (iii) The Company will grant to you options to acquire common stock of the Company pursuant to a nonqualified stock option agreement, such grant to be effective on the date you execute such nonqualified stock option agreement. The options shall vest, if at all, commencing on the effective date of the Company's initial public offering. The options shall be exercisable at a price equal to the public offering price per share (the "Option Price"). The number of shares subject to the options shall be an amount equal
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2
Mr. Fred Couples                                                   July 26, 1999

to $200,000 divided by the Option Price. In the event the Company's initial public offering consists of units, the Option Price shall be based upon the portion of the unit price allocable to the Company's common stock, as determined by the underwriters of the initial public offering at that time.

     (iv) This Agreement shall commence on October 20, 1999 and shall terminate on October 20, 2000.

     Nothing in this Agreement shall be construed as granting you any rights of attribution with respect to the Web Site. You shall not, by virtue of this Agreement or otherwise, acquire any proprietary rights whatsoever in any aspect of the Web Site, including, without limitation, any copyrights, trademark rights and other intellectual property rights inherent therein and appurtenant thereto. Independently from any consideration to you hereunder, you hereby release the Company from any claim or cause of action, whether known or unknown, for defamation, invasion of or right to privacy, publicity or personality or any similar matter. You agree, in the course of the Appearances and thereafter, that you will, at no time, take any action or make any statement to the discredit of the reputation of the Company or its products or services. In like fashion, the Company also hereby releases you from any claim or cause of action, whether known or unknown, for defamation, invasion of or right to privacy, publicity or personality or any similar matter. The Company also agrees that it will at no time take any action or make any statement to the discredit of your reputation.

     IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER OR TO ANY THIRD PARTY FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE, CONSEQUENTIAL OR LOST PROFIT DAMAGES.

     It is expressly agreed that you are acting as an independent contractor in performing the services described herein. The Company shall carry no Worker's Compensation insurance or any health or accident insurance to cover you. The Company shall not pay any contributions to Social Security, unemployment insurance or federal or state withholding taxes, nor provide other contributions or benefits which might be expected in an employer-employee relationship.

     This Agreement shall terminate upon the death, disability or other incapacity resulting in the inability of you to perform the duties set forth herein without payment of further compensation. Notwithstanding anything in this Agreement to the contrary, in the event that you fail to perform all three (3) Appearances, there will be (i) a pro rata reduction in the number of shares subject to any unexercised options granted to you, (ii) a refund to the Company of a pro rata portion of the profits you realize upon the sale of the subject shares, or (iii) a combination thereof, if applicable. For example, if you fail to perform one Appearance, either one-third of any unexercised options will be terminated, one-third of the profits you realize from the sale of the subject shares will be refunded to the Company, or, to the extent certain options are unexercised and certain shares have been sold, one-third of the remaining unexercised options will be terminated and one-third of the profits you realize from the sale of such shares will be refunded to the Company.

     The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of New York. If any part of this Agreement shall be held to be invalid or unenforceable under the applicable law, such part shall be ineffective to the extent of such invalidity or unenforceability only, without in any way affecting the remaining parts of this Agreement. This Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the parties. Neither party will be permitted to delegate its duties or assign its rights hereunder without the express written consent of the other party. This Agreement contains the entire understanding between us in connection with the subject matter hereof and cannot be amended except by a written instrument signed by both of us.
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3

Mr. Fred Couples                                                   July 26, 1999

     Please indicate your acceptance of and agreement to the foregoing by signing in the indicated space below. Please fax me a copy of the executed original at your earliest convenience and send the executed original to me by mail.

     Thank you.
                                   Very truly yours,

                                   PartMiner, Inc.

                                      /s/ William Barron
                                   By:______________________
                                      William Barron
                                      Chief Marketing Officer


ACCEPTED AND AGREED:

/s/ Fred Couples
_____________________________
Fred Couples